Composite Technologies
Second Quarter 2008 Earnings Conference Call
May 14, 2008

Operator: Ladies and gentlemen, thank you for standing by and welcome to the Composite Technology Corporation Second Quarter Fiscal 2008 Earnings conference call. At this time all participants are in a listen only mode. Later we’ll conduct a question and answer session and instructions will be given at that time. If you should require assistance any time during the call please press the star followed by the zero and an operator will assist you.

I would now like to turn the conference over to Mr. Benton Wilcoxon, please go ahead sir.

Benton Wilcoxon: Yes, hello, good afternoon. Well welcome to our earnings call for the quarter. With me on the call today is DJ Carney, our Chief Financial Officer, and also Marv Sepe our Chief Operations Officer.

Before we get started I would like to read a brief safe harbor statement and then turn the call over to, well I will handle this. Statements made during this call are not strictly historical in nature, that are not strictly historical in nature, constitute forward looking statements. Such statements include, but are not limited to: statements regarding the potential sales of turbines and related DeWind products; potential sales of ACCC Conductor, and related products; expectations regarding ACCC and DeWind revenues, costs, expenses and cash flows for the remainder of fiscal 2008; expectations regarding any current or future litigations, top line growth and earnings potential of the CTC and DeWind businesses; the company’s position in the alternative energy space; the company’s plans for future DeWind or CTC cable US or International sales; plans for development efforts in the DeWind and CTC cable businesses; expectations for current and future CTC cable and DeWind sales orders and manufacturing; and anticipated financial results for the remainder of fiscal 2008. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause CTC’s actual results to be materially different from those expressed or implied by such forward looking statements.

Reference should be made to all risk factors disclosed in the company’s most recent annual report on Form 10K filed with the SEC on December 14, 2007. These factors include, but are not limited to the risks related to the operations of the DeWind and CTC cable businesses, related to the company’s financial well being, sourcing of materials and the risk that the company will continue at a going concern. The risks that customer use of CTC technology may not grow as anticipated, the risk that anticipated market opportunities may not materialize at expected levels or at all, the risk that the company’s activities may not result in the growth of possible revenue.

All forward looking statements are qualified in their entirety by this cautionary statement and CTC is providing this information as of the date of this call and does not seek any obligation to update any forward looking statements discussed in this call as a result of new information, future events, or otherwise, other than as required under applicable securities laws.

Our agenda for today’s call will be as follows; first we’ll discuss our recent financing activities, and then I will provide some color on the quarter and talk about near and mid-term objectives and opportunities for the business and the status of our potential wind turbine orders. Finally we will take questions on the results.

On the issue of the filing of the current 10Q, it is in process now and has been delayed due to the auditor’s delays due to our recent financing and should be anticipated very, very shortly.

On the financing issue, we’re pleased that one of our major shareholders, Credit Suisse Securities Europe Ltd, a utilities and climate change in Frankfurt (inaudible) has decided to increase it’s stake in the company with an infusion of $10 million net to the company, or a 13,333,333 shares of common stock. The investment had no venting fees or warrants attached. Together with the approximately nine million shares that they owned prior to this investment, we believe this makes them the largest single shareholder. As part of the deal they have an option until June 30, 2008 to put another $40 million net into the company in exchange for 45,454,544 shares. We announced this investment on May 9, 2008. Before their decision to exercise the option, Credit Suisse is conducting a due diligence process using independent consultants to verify our technologies and discussions with certain customers and suppliers as well as meeting management at those business sectors to discuss our execution strategy. This is an estimate component of their decisions since the exercise of the options would place them as the largest strategic stake holder in the company. Before the investment they had been acquiring their position over several months. With their current investment now, the outstanding shares are 239.8 million which would place their current position at approximately 9.3% of our outstanding shares. If they exercise their option to invest the additional 40 million they would become the single largest shareholder in CTC owning approximately 23.7% of the common stock of the company.

One reason that we are pleased with this investment is that we believe that they will be helpful in assisting us in finalizing relationships with turbine customers and their financiers; since they are generally viewed as dedicated towards renewable energy and energy efficiency in the utility space.

We also did a short bridge financing of 2.5 million last week that we have already repaid, which was done in case that there were any delays in acquiring equity financing. Currently then the total debt position of the company is 10 million from a convertible note due at the end of January 2010 convertible at a price of $1.00 per share.

Now I would like to take a few minutes to walk through the financial results for the beginning with the P&L. Consolidated revenues for the quarter were a record 21.5 million, including 10.5 million for our CTC cable business and 11 million for our DeWind business. Revenues increased 13% sequentially from the December quarter and 260% over the prior March quarter. Our net loss, from continuing operations, increased to 10 million from 7.3 million in the December of 2007 quarter. Due to additional R&D expenses for our DeWind, primarily costs related to our sleet/water prototype turbine which was erected in February and certified in April. Consolidated gross margins of 2.6 million or 12.1% of revenue were consistent with the December quarter of 2.6 million of 15% of revenue.

Margins decreased in the cable business to 2.7 million, or 26% of revenues from December’s 4.2 million, or 38% of revenues due to the lower margin sale of 350 km, worth approximately 6 million of ACCC conductor to a new customer in Poland. This order is the first of what we anticipate to be additional orders to be installed in the Polish state grid. Due to production constraints this sale shifted ACCC core production away from higher margin sales to China during the quarter, although we expect higher cable margins to return in the June and September quarters as the product make shifts back towards more high margin ACCC core sales.

Margins improved in our turbine sales and the turbine service areas showing positive margins of 500,000 or 5% of revenues for turbine products an improvement of 700,000 over the December quarter and a negative 600,000 for service, an improvement of 700,000 over the December quarter.

As previously mentioned, operating expenses increased by 3.1 million from 9.1 million in the December 2007 quarter to 12.2 million in the March quarter due to increased R&D expenses in our DeWind business related to our D8.2 60Hz prototype and all of the costs associated with that certification process, commissioning and set up of that turbine.

I’ll now turn to the balance sheet and the cash flows. We ended the quarter with total cash of approximately 4 million, a decrease of 8 million from December and reflective of our investment in turbine inventory parts, and payment delays on the Polish cable order. Accounts receivable balances increased to 14.3 million and inventory balances increased to 48.4 million, primarily the purchase of turbine parts for the D8.2 turbine product. Our cash position has improved since the end of March quarter due to the 10 million equity investment from Credit Suisse and successful collections on the 3.5 million due from Poland at the end of March 31 quarter.

To recap our financial results are reflective of our management initiatives to provide for substantial order growth and customer base expansion in our cable business and positioning of our turbine business for significant D8.2 sales. Those businesses continue to track towards greater than 100% year-over-year revenue growth with product revenues today after two quarters in excess of all fiscal 2007. Our cable business continues to be profitable with EBIDA of 700,000 for the quarter despite the lower than normal margins from the Polish grid order. Our DeWind business saw 1.4 million in March in improvements and continued to invest in its D8.2 technology with successes in the erection of the 60 hertz prototype, the certification that (inaudible) in only six weeks and the establishment of an insurance warranty package.

Now I will discuss some of the events of the quarter. In February we talked about the significant progress made towards our goals of revenue growth and profitability. As you can see from our financial results, the March quarter bears out this progress toward greater adoption of our ACCC cable products across a more broad customer base. And progress with our DeWind business including the certification of our D8.2 in the US, a significant order of approximately 95 million from our existing customer in the Czech Republic and a fully ensured extended warranty for our D8.2 turbine and then, now finally, the support of a significant investor.

In the wind business the Czech order is in progress now with a slight delay in the payment on that particular first start of the order due to a late lay delivery from our D6s which are on a previous order from the same Czech customers. Those blades, I believe, are scheduled next week for those (inaudible) will then release payments both on our D6 as well as the D8 first commencement order payment. The D8.2 certification of the 60 hertz version now allows us to sell that turbine in 60 hertz market and with complete confidence that their bankers will view this as certified and we have seen increased interest from the customers on that particular subject due to the fact that we have accomplished that certification which was one of the issues or one of the conditions in almost all of the previous terms sheets and contracts that we had been negotiation.

The other particular issue is the warranty and people’s, or sorry, the customers and their financiers’ desire to see our warranty strengthened by some type of reinsurance as well as some type of extended warranty package. We now have secured an extended warranty provision from our, the two new items in the D8.2 turbine which includes the voice wind drive and the common synchronous generator. That allows us to then have a extended warranty which allows the customer to buy beyond the two years warranty which comes standard in most turbines, including ours, allows them to purchase years three, four and five for a total of a five year warranty. And that package is now reinsured by Zurich American and therefore there is a fairly solid warranty package which has satisfied most of the potential customers that we have been in discussions with.

Other issues which are still under development at the moment, for to expand that particular turbine’s acceptance are the extended blade to make a 90 meter rotor for the D8.2, which will put it in the same performance curve status as the best in the business for with this 90 meter rotor on a two mega watt turbine. Another area is that the cold weather package which is under development and that cold weather package we have a new light cold weather package coming out very quickly, which will allow us to be sold in quite cold northern climates. And then a full cold weather package will be coming out next year which was involved the standard ultra cold weather conditions than to a minus 40 and in that particular case it would allow us to open up to all kinds of Canadian area markets and some particular parts of the northern US which are extremely cold with very clear skies.

We are also preparing for commercialization, or should I say the commercial production of a 50 hertz unit next year, in full commercial production; allowing us to expand into European markets, the Chinese market with the D8.2 as well as other parts of the world that are in the 50 hertz.

In terms of sales opportunities which we are currently working on and negotiating we have increased our work with a portfolio concept of developing various turbine, we should say wind farm developers, which do not have all of their financing in place or in fact sometimes don’t have a completed package in place for their wind development projects. So we’re looking at consolidating a few of those together so that we can link that with a financing source that has approved our turbine for finance and then securing some fairly large orders which could be flexible over different wind farms allowing for possible delays in permits or other particular items which come up on a case by case basis for each wind farm due to factors beyond our control, or anyone else’s.

We also have two or three significant customers in the US which we are in negotiations with, who are very pleased with the latest financing since that was one of the key impediments to our securing of turbine, significant turbine orders, is that they wanted to see more equity financing into the company. That promise now has been fulfilled with this first 10 million plus this option for an additional, if exercised, would certainly make this a non-issue for these last questions involving our turbine finance, turbine finance for our customers, should we say from their banker.

We have also expanded our opportunity to other 60 hertz markets in particular in South America and Mexico and in Central America where they still have 60 hertz turbines since those are ones which we now have ready on the line, I believe there is at least two turbines that are now completed sitting on the docks ready for shipment and another two which are, another four, five I guess, which are in process now soon to come off of the line. So we have turbines which are available now and that of course on the sale would free up lots of additional cash and add to our flexibility for this entire turbine unit of the company and DeWind as well as the company in general.

In the payable business, one of the key things is we have expanded beyond China with both the Polish order, which was quite significant and has definitely opened up the opportunity in that whole part of the world since many people, and many different companies and utilities noted this rapid installation of really the largest single project which the company had ever done, especially on such a rush basis, it was a successful installation and there are more parts to that same grid which we do expect we would be likely to participate in as they come up later on this year. The other neighboring countries including Germany and the Czech Republic and so on did come and take looks at some of this installation and we believe it is very favorable to have such a large installation in a proximity where people can talk to installers and feel comfortable with the product right in their own backyard.

The, we also have a significant order from Mexico which is the product of a long time process in getting approval for our ACCC conductor in Mexico. It is now an approved conductor and I believe it’s the only other approved conductor other than traditional ACSR in the state of Mexico. The, I should say the country of Mexico. We also have an order in from Chile which is from the Chilean electric grid operator and that particular order is viewed as a trial order with many other possibilities behind it as they’re expanding their grid capacities and adding new large hydro products to the south which they need to run very long strategic lines. Our ACCC conductors are perfect for all of these locations. We’re in negotiations with the assistance of a major engineering firm in Brazil with, negotiations with several power companies on several power lines right now and we expect to then be able to compile and complete at least a project in Brazil along with a strategic relationship with a major Brazilian player in the transmission engineering business and possibly also a major, someone who would strand (sp?) under a relationship, a license relationship just like we have secured in China, in Bahrain and Belgium and US and Canada with General Cable.

We have a quotation into a tender in Indonesia which we expect to have some results on very quickly and we have still discussions and quotations going on in the Middle East with several different central lines there which we still expect progress to occur in the near future.

In the US we have several quotations in process, even though we did not have any awards I believe, or any significant awards during this quarter, we have several quotations in process including one by engineering companies that have responded to certain utilities for orders that include specifications for ACCC conductors. It is now opening up new possibilities since we now see that ACCC can, and is, being specified in various requests for quotations and requests for tenders, both internationally as well as in the United States making significant progress towards making ACCC conductors really a standard in the transmission and distribution world.

Finally in the cable area, we’ve increased our production capacities by, in closing a floor, and which increases the capacity by 250% from about a little less then 6,000; 5,200 to over 18,600 km per year. Since our current floor is currently booked completely operating 24/7 this new capacity is welcome and should come online, the first parts of it, this month and then in the second part will be the following month in June, and the maybe the last a little bit in the early part of July with these new different production lines being added on to that enclosed and controlled floor.

With that I believe we will open up the, open up for questions.

Operator: Thank you very much. Ladies and gentlemen at this time we will conduct a question and answer session. If you’d like to ask a question please press the star followed by the one on your touch tone phone. You’ll hear a tone indicating that you’ve been placed in the queue. You may remove yourself from the queue at any time by pressing the star followed by the two. We ask that if you are using a speaker phone, please pick up the handset prior to pressing the numbers. Once again if you do have a question please press the star followed by the one at this time.

Our first question comes from the line of Peter Schieffelin from William Blair, please go ahead.

Peter Schieffelin: Hi guys, nice talk (inaudible). Now that you have the third party warranty and you have the improved balance sheet, what do you see as the biggest challenge to getting a turbine order finalized?

Benton Wilcoxon: I believe now it is just a question of us now contacting each of the customers that you were working with before, seeing if they had still not fulfilled the demand that they needed for turbines, which I don’t believe they have, at least not for any near term demand. Some of them may have shoved their projects off, but I know in one key customer, potential customer, that we would like to have as a customer, they managed to secure from should we say the largest US supplier of turbine, the earliest they could get turbines was 100 in the final quarter in 2010. So I know there’s still a demand for turbines at this particular time and there really is no reason why someone shouldn’t consider us, possibly the only other reason is people would want to say let’s see, say five turbines or four turbines, six turbines up and running for six months, and we have heard that mentioned from one major player, who said well maybe I’ll place the order and order the five that you have on the line immediately and let’s see, we’ll place the order conditioned upon them operating according to specifications. We certainly welcome that kind of challenge because we have absolute confidence that we can deliver turbines that work according to the specifications, we have never failed to deliver (inaudible) type of a turbine in the whole history of DeWind and so we have every confidence. If that’s the condition we can meet it.

Peter Schieffelin: Okay and did you say, when you were looking at wind farm options, you have a bank that’s already approved financing for DeWind turbines.

Benton Wilcoxon: No, we are seeking such a relationship and we have had some discussions, preliminary with a couple of different players including European banks and we believe that that type of a situation is possible for us to develop. They want to see a portfolio of projects so they know they’re not doing an exercise in vain, making a lot of expense and due diligence and so on to try and prove it, so we’re starting that dance, we’ve hired an expert consultant that has secured other large wind farm opportunities in the past and for another big European company and those projects, is a very large number of mega watts, and that allows sort of a portfolio to be put in place and that’s what we believe that these financers want to see and then they want to see what kind of an equity stake of course that they could acquire or some little equity kicker in addition to possible financing of the turbines. All of which is possible with most of the ones that we’re trying to secure at this time.

Peter Schieffelin: Okay, thanks.

Male Speaker: Thanks Peter.

Operator: Thank you and our next question comes from the line of Jesse Herrick of MCF, please go ahead.

Jesse Herrick: How’s it going guys.

Male Speaker: Hey Jesse. Good.

Jess Herrick: I actually I didn’t catch when you said the delay on the Q filing, is that, you said that’s already filed or its coming.

DJ Carney: It’s in with my auditors right now. Jesse this is DJ. We announced the financing and did a couple financings last week and that’s caused us a ripple effect through the whole process, so it’s taken the partners a little while to get rescheduled.

Jesse Herrick: Okay, do you have any idea on the timing of that.

DJ Carney: I hope to file it, if not today, tomorrow sometime.

Jesse Herrick: Okay.

DJ Carney: It’s pretty close.

Jesse Herrick: All right.

DJ Carney: Technically it’s due on next Monday, that’s the latest I could file it, but I hope to get it done before then.

Jesse Herrick: Got you. Now looking at the financing that you just did the 10 million with the option of the additional 40 million, what is the likelihood that you’re going to see that option exercised. What are the real, what kind of due diligence is the company doing, or is the fund doing before they actually make the choice to exercise those options.

Benton Wilcoxon: I believe they’re doing a rather extensive due diligence. Primarily because they believe that once they would take such a huge stake in the company that they would then, should we say not likely, get out any time soon, so they’d be in it for the long haul. And as such what they really want to make sure is that there is no flaw in anything, they haven’t found one to date and they obviously expressed confidence in moving quickly to this and they have a total of I believe somewhere around 23 million shares at this particular time so they have a huge stake in the company even today. And I believe that they could have hired a consultant out of Europe, an expert in wind, and another consultant in cable just to try and verify that they’re no real stumbling blocks other than the capital issue or the fact that maybe we don’t have a lot of them out, of the new ones out. So in other words don’t have a lot of operating hours which causes some concern with, although the extended warranty with insurance rep, someone helped that one.

Jesse Herrick: Now if we assume those options do get exercised, is this, and obviously it’s never say never but, can we assume that we’re pretty much out of the woods on financing.

Benton Wilcoxon: Yes, I think so. That is certainly what we hope and I think that’s also the reason why they insisted on the option is if they were going to get into it they wanted to either get into it in a very big way and make it work, and be of assistance in terms of assisting us in any introductions they possibly could, around the world they have a very far reach and a very big investment and stake in various renewable and energy efficiency projects around the world. And so I think that’s what their opinion was, if they only put in say 10 or 20 and then we of course made the rest of the sales they were worried that then we’d immediately concentrating on another financing immediately and they wanted us to focus on the execution of the plan because they believe the cable is (inaudible) and they think that we have a real winner in the DeWind turbine. I mean it is a top notch turbine, it was the leader of the pack when it came out in 2002 as the D8 and then, really the company was not well nourished and really not handled by a large expert marketing team to spread it around in the midst of the same time some of their other competitors were then bought or acquired and consolidated; (inaudible) of course GE was took over the Enron wins and Bowman (sp?) was taken over by (inaudible), you had a lot of consolidation going on and really DeWind got left out of that entire pack. But yet it remains a very solid turbine which has never had a serial defect and has always delivered successful turbines.

Jesse Herrick: Okay, now you guys have talked about potentially getting into the, or getting some sort of stake in wind farms. And just wondering if that, if the financing for that would be done on the project level or would that be additional dilution.

Benton Wilcoxon: No, that would have to be done on a project level really. For the most part, I mean there may be one or two small exceptions but only if they were very substantial and they would always be conditioned upon a completely successful project which would be very accretive.

Jesse Herrick: Got you. Okay. Now switching gear, get away from all the financing, where does your capacity for 2008 and 2009 stand because obviously we’re getting into 2008 so I imagine it’s not where it was before.

Benton Wilcoxon: No, it’s declined as the clock ticks here it was just impossible to get things completely shipped out and they, it would be safe to say of the D8.2 to put out 25 in this year and get them shipped and sent out. Possibly some others that they might have to be, and then it’s probably another 20 of the D8’s.

Jesse Herrick: Okay so you’ve got a total 45 turbines.

Benton Wilcoxon: Yes about 45 of these two mega watt size.

Jesse Herrick: Okay, you scared me there.

Benton Wilcoxon: And then, and in terms of the, in terms of ’09 we have about probably about 150-250. The total capacity and in D8’s 40.

Jesse Herrick: That’s just the D8.2 okay.

Benton Wilcoxon: Yes the D8.2 and then D8, 40 limited by the fact we can’t get enough gear boxes. We seem to have more orders for those, but we can’t get enough gear boxes.

Jesse Herrick: Okay, all righty. Well, one more thing just the Brazil, or the Brazil issues or potential contract down there, my understanding is there’s some sort of legislation or credit that’s going to be potentially passed. What’s the timing on that. Isn’t that what’s been holding up Brazil, that sort of.

Benton Wilcoxon: They began the review of it just this first week in May so I guess that was last week. So I don’t have a read on it, I do know that with the new players in Brazil, not the former ones who were talking to, they are proceeding forward. Some of them are deciding not to use the government subsidies, the (inaudible) program because the stock market price on some of this wind is up to well in access of $100 per mega watt, I think I’ve heard numbers as high as $130 a megawatt. And so they decided maybe I’ll just go forward without it and just trade power out on the market. And those are who we’re negotiating with today, they’re confident they will get these other government subsidies for their larger projects, but they’re not convinced it’ll happen next week, but they’re thinking still happening this year. We’re confident there’s going to be some orders coming from down in that part of the world and in a couple of other South American countries that still use 60 hertz.

Jesse Herrick: All right, I’ll let somebody ask a few questions. Thanks a lot.

Male Speaker: Thanks Jesse.

Operator: Thank you and our next question comes from the line of Peter Trapp of Bifrost Capital, please go ahead.

Peter Trapp: Oh, hello Benton.

Benton Wilcoxon: Hello, how are you.

Peter Trapp: Good, listen, I heard with great interest all the potential transmission line orders which is really, for right now at least, where the rubber hits the road and the cash flow of the company, or I guess rather

Male Speaker: Where the profit meets it anyway.

Peter Trapp: Where that aluminum meets the carbon, but anyway, I was just trying to get a sense having heard all these potential orders, and having had a conversation about how General Cable, (inaudible), can’t get all the deliveries done and how Belgium’s going et cetera. First of all are you able to give us any kind of sense, projection, on visibility on what you’re expecting revenue wise in 2008 on the cable side and what kind of general margin assumptions we should use on that and that’s my first question. My second question is, if indeed many of these orders come through, has, does General Cable really have the capacity to bang this stuff out as quickly as you want, or are you going to have to rely on Belgium and I guess it was Kuwait, wasn’t it where the other cable is,

Benton Wilcoxon: (Inaudible) and also China.

Peter Trapp: But China, I presume is doing it for themselves because there’s so much continuous orders there, correct.

Benton Wilcoxon: They’re rather booked up at the moment.

Male Speaker: They are expanding, they’re running their own lines, but they are able to export and we have looked to them for other markets.

Peter Trapp: Well obviously you know we’re all waiting for (inaudible) and the windmills, but back here in the cable business give us some sense here as to what potential revenues and cash flows from this is for, for ’08.

DJ Carney: All right, this is DJ. We’re not giving formal guidance. I can tell you that as of today we have $12.5 million in back log and the breakdown of that back log is about 3.5 million of ACCC, most of that’s Mexico and nine million in core sales to China. China has yet to fill out their entire quarter for this quarter. They have about, I think, 750 km left to order, so we’re expecting orders from them shortly so that and then they’re obligated to purchase another 900 km in the next quarter.

Peter Trapp: But that’s all back log is so let’s say that’s 99% certainty.

DJ Carney: Back log should all be shipped this year. We’re anticipating all of that to go.

Peter Trapp: So back in the area where we’re trying to get a sense of what, is it a 50% or 60% probability of more Poland for instance as you strand the rest of Warsaw or the ring around Warsaw, et cetera. Give us a sense as to where you, what kind of potential size it could be from the cable business for ’08. And I’m not asking for formal guidance, but I’m trying to get a sense as to what you think is a potential here.

DJ Carney: Well with our existing revenues to date of roughly 21 million, plus the 12.5, that puts us up to the 33, 34 million range. We’ll expect to see this next, to fill out June, which we should see most of that shipped this year, that’s another four to six depending on what size of product they purchase from us, probably another half a million or so in hardware, so that kind of gives you a feel for, roughly just shy of 40 million that we still, we feel is a pretty good number. And on top of that would be whatever else comes in that we can ship and deliver. If we get another Poland order for seven to seven and a half million and we can deliver that, then we’d take it in this year, but.

Peter Trapp: I’m saying in this second quarter of ’07 you did what in revenues from cable.

DJ Carney: 10.5 million

Peter Trapp: 10.5 million, so this year, so far you’ve done 21 million.

DJ Carney: Yes, 21. 5 million through the end of March and I have 12.5 million in back log.

Peter Trapp: Okay, so I guess, are you still generally of the feel that this is 100% grower, for the next couple or three years. On the cable side.

DJ Carney: We certainly hope so.

Peter Trapp: Okay, what kind of margin assumptions should we be using.

DJ Carney: Well, our margins were down this quarter because of the Polish order, it was an ACCC and we had to expedite some of the stranding charges, and so we took some additional costs, we made the decision. The previous quarter, the December, was a million six of ACCC and core and that was 38%. I think that’s a more, a better indication of sort of where we think our margins are going towards. I consistently represented to people between 35 and 40% on our cable margins. It’s a blend, it’s, the core is a much higher margin, the wraps, we’re eating the cost of the aluminum.

Peter Trapp: Okay, now the utilities that you’re talking to in the United States, are we talking California, Texas, the deep South, can you give us kind of a general sense as to the area where this could be, could occur if it ever does occur.

DJ Carney: We’ve actually been talking to facilities in all those regions. Certainly California,

Peter Trapp: Yes, but I’m talking about where there’s a higher probability of something happening.

DJ Carney: Certainly California, the northwest region, those areas we’ve had consistent penetration to, we know we have projects already identified and scheduled ahead. The northeast is a (inaudible) area for us that took us a bit to penetrate, but now we’re quite comfortable with our future in the northeast and Texas of course has always been a very strong market for us for quite a while.

Peter Trapp: Okay, so these requests, proposals that are coming in through I guess four utilities by, I guess a large construction company’s, are you able to give any kind of sense as to where those, what areas of America they are for.

DJ Carney: The, certainly through Texas and the Northeast in particular, our areas where we have, usually a mix of penetration with utility and the engineering firms. Really all areas, the northwest even is another area that’s been fertile. We’re not giving the names of individual companies or firms, but they are the major players you would expect in those regions and if you were to dig deeper into those utilities you’d find out who they’re major engineering partners are, those are the guys we’re talking to.

Peter Trapp: Okay, so just to, so these 2009 projects or are these items more emergency projects to try to get caught up.

DJ Carney: These are a mix of eight and nine projects, eight projects sort of later in the year, but ’09 for certain.

Peter Trapp: Okay and can you give us any comments on how things are going with General Cable and whether they’re going to be able to supply what you need if some of this business takes off here.

DJ Carney: General Cable has capacity, they’ve, they’re lead time into the factory has been quite good this year. And the last couple of quarters anyway. General Cable has certainly given every indication they’ll have capacity necessary to strand our projects.

Benton Wilcoxon: All right Peter, we should go to the last couple of, we don’t have much time left.

Operator: And our next question comes from the line of Jason Selch, please go ahead.

Benton Wilcoxon: Hello Jason.

Jason Selch: Hello, I would agree it looks like the cable business is really doing very well and we are looking forward to win turbine orders. I wanted a clarification, are you building the US back units right now in Austin and then you are kind of warehousing them, waiting for the orders so that they are just sitting there waiting for orders, but you don’t have them, is that what you’re doing.

DJ Carney: What do you mean by US back units.

Jason Selch: The units, I guess the,

DJ Carney: The model you mean for the US.

Jason Selch: Yes, and they have the set (sp?) that work for the US market but you’re building them right now, but you don’t have a customer right now that who wants to buy that (inaudible) unit.

DJ Carney: We have been in discussions with multiple customers for these units, we’ve built these units on the line, we need to move them off of the line so that we can build the next ones. We know what our pipeline, we know what our demand current will be once we break this negotiation log jam and we need to have machines ready to go. So we’re finishing them on the line, we have storage on site in Texas for eight finished units, under cover, we need to transition the carts and keep the line running. So when we talk about taking a line, finishing a turbine and putting it in storage is meaning we need to free up the (inaudible) capacity and put it into a covered area there for us so that we can meet the ship schedule that we’re negotiating with our customers for these units.

Jason Selch: Okay and then you have a contract to deliver to Czechoslovakia, but that’s a different set unit, are you building those yet.

DJ Carney: The (inaudible) units will be, I’m sorry, the units for the Czech Republic will be built in the Austin facility also. We are aggregating parts and castings for those orders right now, that stuff will move onto the line in the late June early July time frame once all the parts are staged, we will obviously like everyone else we are waiting for gear boxes.

Jason Selch: Okay and then given that this new investor is taking a very large stake in your company, are there additional terms of their investments relating to governance. One of the issues is that your company is not, cannot be moved off the bulletin board until you have a certain number of independent board members, are they intending to put somebody on the board and is that in the terms of the transaction that you’ve done.

Benton Wilcoxon: They have the, if they decide to put the additional 40 in then they have a right to suggest another independent member or they would decline that right at the time and ask us to appoint an independent member. But, they have a view that they would like to find someone. They recognize that it’s quite difficult to find someone in today’s environment in the US, but they would like to find someone that would be very significant in terms of having been through companies in this commercial development stage and been very successful in it and particularly in some areas related to the energy sector.

Jason Selch: Okay, so this investment, you are explaining will enable you to, you believe to close some large wind orders for the US market in addition will provide you with some help in the board area.

Benton Wilcoxon: Right, that is correct. And previous discussions for wind turbine orders the number that was bantered around by several large bankers for our customers was they wanted to see us have an additional 50 million in equity. And we went back and forth and this included some of the discussions even with Tempra which we discussed before, different numbers somewhere in the 30-100, was, the most frequently number used was around 50, by all the different bankers.

Jason Selch: Okay so while this transaction looks like it’s dilutive to existing shareholders, you expect the benefits are going to be very positive from the transaction and therefore it’s worth the dilution.

Benton Wilcoxon: That is right and that is what they’re thinking is, that they really do have a real turbine that if one turns it on, so to speak, that since we have the same manufacturing capacity as Clipper (sp?) with 400 year at the facility, so if we could just turn it on and get the orders going, get a little operating history with someone rushing four, five, ten out the door and some other orders ramping up, if they, we would have a true winning major turbine feeding right there at the top with the rest of the set which is re-power and (inaudible) turbines.

Jason Selch: Okay well let’s just hope that this investment was the big break you’ve been waiting for. Thanks a lot.

Male Speaker: Thanks Jason.

Operator: Thank you and our next question comes from the line of Lenny Brecken of Brecken Capital, please go ahead.

Lenny Brecken: Hi guys,

Benton Wilcoxon: Hi Lenny.

Lenny Brecken: I know you guys are trying your best to, you are in a difficult capital environment you’re in a capital intensive business, you’re doing a great job on the cable side, several years into this finally seeing the fruits. Can I ask you, I know that this investment may be the breaking point or the tipping point, for you to get some real orders, but can you really just to sum up the last question is convey a real set a confidence that you really in addition to this investment in the inventory that you built into wind, and the losses you’ve accumulated you probably sunk in well (inaudible) for $150 million, can you just convey, you are right on the cusp, and confident that you are on the cusp with this investment that this thing is really going to work, I know you have a lot of irons in the fire, and some things have been worked out since last fall, but without DeWind your stock would be up probably to two or $3 at this point, because your cable business is generating cash, growing like a weed, so I just want to be a 100% clear what you see and what Marv see that this really is the tipping point and it’s ready to rock.

Male Speaker: Thank you Lenny, I think that I really would like to say I’m quite confident, we do have over 100 in value in the turbine, I don’t think it’s quite as high as the, as you’ve mentioned but we certainly have around 100 into it in terms of components and so on. On the other hand all those components are ready to go right now and I do think that we are right at that point where there still a huge demand for turbines. I cannot remember what the figure is, but that just came out in a report, and that was a brand new DOE report on winds and it’s significance in the future of American energy, and the, someone called me today and there are literally just thousands and thousands of mega watts that are still unfulfilled, and some of those projects of course are probably junky projects and will never come to fruition due to their own economics, but if we really put this thing to work, develop some additional supply chain, out of non Euro’s (inaudible) so we can keep the cost under control, if we put this together we do have a first class turbine. And it should be extremely valuable and I appreciate what you said about the cable, it is (inaudible) to be worth more than what it is today, I share that belief and this turbine unit which I believe is valued at nothing for all practical purposes today should be able to switch on and be worth several hundred million as long as we get a few of these orders out and just get a little demonstrated on this unit which should erase all questions in anyone’s mind. So, we’re quite confident that this is the way out, it’s certainly been slower and more painful than any of us had in mind, and I’m sure than any of our shareholders had in mind. But I believe we see a clear path to how we can get out of this particular situation.

Lenny Brecken: And you think within the next several months given the timetable of that investment that we’re finally going to see this thing through.

Male Speaker: Yes, we continue to get big requests even from other foreign countries for winds in the thousands of mega watts separate from the US DOE’s report. And a surprising number and they are not being fulfilled, not even close to being fulfilled, they’re just being touched, just started, so from that point of view at the worst case someone decides that they want more than we do, and takes it over just to get an entry into the US market as well as to supply their own domestic demands. So we know that there is interest from other companies and not that we’re seeking to do anything with them except sell them turbines at this point, many of them would really like to get into some relationship with us whether it’s a Joint Venture or whether it’s a license or whether it’s a really to acquire the entire company, of the winds not the cable. So we believe that there are certain, several possibilities that will be accretive and bring significant value to this section of the company.

Lenny Brecken: All right then, I didn’t mean any offense to what I said, I just want to be frank because it’s a lot of money putting in and unfortunately the cable, we should be seeing some fruit on the cable side, stock wise depreciation by now and I think it’s unfortunate that things are taking a little bit longer on the DeWind.

Male Speaker: We think it’s our time now and we appreciate your support and patience through this Lenny.

Lenny Brecken: Okay, thank you very much for your practice.

Male Speaker: Thank you.

Operator: Thank you and once again ladies and gentlemen if you do wish to ask a question, please press the star followed by the one. As a reminder if you are using a speaker phone you will need to lift the handset prior to pressing the numbers. Our next question comes from the line of Mike Breard from Hodges Capital, please go ahead.

Mike Breard: Yes, just a couple of questions. You’ve been talking about a potentially large Brazilian order for a long time and they had a deposit apparently, you had mentioned that you were talking to a different set of Brazilians now, have you had to refund that deposit.

Benton Wilcoxon: We have not had to refund it yet, we have just had a discussion with them today and their project appears to be significantly delayed so they probably are going to ask for the funds back now and we’ve told them that since they were in such a rush for it, gave us the funds and we bought the parts and made the turbines for them, that we will refund them the funds but not until we sell those turbines which we really clearly made in a rush for them. So far we have a good (inaudible) with them today.

Mike Breard: Okay good and then the Credit Suisse has a June 30 deadline on the other 40 million, is that contingent in any way on you signing any turbine contracts before June 30.

Benton Wilcoxon: No, it is not, obviously that would be a big plus. If we signed.

Mike Breard: Okay, and then your stock was over $1 briefly when people saw the Credit Suisse announcement, but now when they read the AK about the 2.5 million, 17% the stock dropped quite a bit. Could you give us some color on that, how desperately you needed money to sign such an onerous agreement.

Benton Wilcoxon: Well, the, we wanted to bring in some additional funds to basically free up other funds. For example we had to pay off a lot of vendors and additional expenses on our Sweet Water turbine before we could actually get the payment on that turbine because that’s the requirement of the Texas State Technical College. And so, it was several things like that, that had just all stacked up and we said we better line up some additional financing just in case. (Inaudible) are pretty bad almost anywhere these days in the banking world.

Mike Breard: Okay, so you would have paid out the two million and gotten the money back. Okay. It was just the function of the finance markets nowadays, nobody’s giving away money on good terms.

Male Speaker: No, unfortunately not.

Mike Breard: Okay and then, one other thing, you’ve had as you mentioned people wanting to see a warranty, want to see certification, want to see a better balance sheet, is the next excuse we want to see if they invest the 40 million or do you think that you can sign some deals between now and then.

Benton Wilcoxon: Well, I think we’re, we are continuing to work on some deals right now.; irrespective of the additional funds. The strong support of the 10 million which they rapidly invested and now of course puts them as the largest shareholder at the least, already is a very strong statement and it’s certainly not on debt but I think it’s used very positively by various, everyone we’ve talked to certainly has been a very big positive, meaning customers and their bankers. So, I think we’ll proceed forward and we’ll probably get something done. In terms of absolutely finalizing everything it’s hard to say because these are very complex agreements, sometimes we’ll end up with a term sheet signed and then you have to go into a turbine supply agreement and in some cases a reservation agreement for their future deliveries so they are, they’re very large collective agreements and can’t be done in an afternoon. And so they, I think as long as progress is seeing, it’s going to be viewed as positive to them, then if they decide to pass on it, we already had indications from other players that they would love to participate or to take their place. So I think one way or another we’ll solve the problem.

Operator: Thank you and at this time gentlemen, please continue with any closing remarks that you may have.

Benton Wilcoxon: I would like to thank all of the shareholders and those, our analysts for their support and their following with the company and we appreciate your patience and we look forward to our next call with you, with some more good news, hopefully even better.

Operator: And ladies and gentlemen that does conclude our conference for today. Thank you for your participation, you may now disconnect.